Exhibit 10.1

INPHI CORPORATION

AMENDED AND RESTATED

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (this “Agreement”) is made and entered into effective as of August 1, 2019 (the “Effective Date”), by and between Ford Tamer (“Executive”) and Inphi Corporation, a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 1 below. This Agreement supersedes the Change of Control Severance Agreement between the parties dated as of February 1, 2012.

RECITALS

A.            It is expected that the Company from time to time will consider the possibility of a Change of Control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

B.            The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C.            In recognition of Executive’s service with the Company during which time Executive’s leadership has been fundamental to the Company’s development and in order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Executive with certain severance and other benefits upon Executive’s termination of employment in connection with a Change of Control.

D.     The Board also believes it is in the best interests of the Company and its shareholders to provide Executive with severance upon involuntary termination other than in connection with a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause.  “Cause” shall mean (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board that is not cured within thirty (30) days following written notice from the Board; or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders.  For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b)           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)            the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such sale or disposition;

(ii)           a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)          a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

(c)           Involuntary Termination.  “Involuntary Termination” shall mean:

(i)            without Executive’s express written consent, a material reduction in Executive’s title, authority, duties or responsibilities or a material reduction in the title, authority, duties, or responsibilities of the supervisor to whom the service provider is required to report; provided, however, that following a Change of Control, the conditions of this clause (i) shall be deemed to be satisfied if Executive does not report directly to the Chief Executive Officer of the successor to the Company, and Executive terminates employment not less than four (4) months following the Change of Control;

(ii)          without Executive’s express written consent, a reduction by the Company of Executive’s base compensation of more than ten percent (10%), unless such reduction in base compensation is part of a general reduction in compensation applicable to senior executives of the Company;

(iii)          without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than fifty (50) miles from its then current location;

(iv)          any termination of Executive by the Company which is not effected for Cause; or

(v)           the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 8 below.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii), (iii) or (v) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates employment within one-hundred eighty (180) days following the initial existence of such condition. A termination due to death or disability shall not be considered an Involuntary Termination.

(d)           Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.             Term of Agreement.  This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

3.             At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

4.        Effect of Change of Control on Performance-Based Equity Awards. If Executive is either employed at the time of a Change of Control or Executive’s employment terminates as a result of an Involuntary Termination on or within three (3) months prior to a Change of Control, Executive’s performance-based stock unit awards will be subject to the following provisions:

(a)     Stock Price Performance-Based Equity Awards. For each stock unit equity award with vesting conditioned all or in part on the per share fair market value of the Company's common stock exceeding one or more target levels (including appreciation relative to one or more other publicly-traded securities), the performance measurement period will terminate on the date of the Change of Control, and Executive will vest in that percentage of the Company shares covered by the equity award determined by applying the formula set forth in the award agreement as if the fair market value of the Company's common stock on the last day of the performance measurement period was the per share consideration paid pursuant to the transaction(s) constituting the Change of Control. The portion of the equity award for which the performance condition is not deemed satisfied pursuant to this Section 4(a) will be forfeited. The effective date of the foregoing vesting credit and forfeiture will be the date of the Change of Control. This provision will apply to all such equity awards that are outstanding as of the Effective Date, and all such future equity awards unless specifically provided otherwise by the Board’s Compensation Committee (the “Committee”) in the applicable award agreement.

(b)     Performance-Based Equity Awards not based on Stock Price. For each stock unit equity award with vesting conditioned on performance other than stock price that is outstanding as of the Effective Date, and for all such future awards unless specifically provided otherwise by the Committee in the applicable award agreement, the performance criteria will be deemed satisfied at 100% of target for any unfinished performance period and the equity award will convert to time-based restricted stock units (“RSUs”) for such target number of shares which continue to vest in accordance with any service-based vesting condition specified in the applicable award agreement, subject to the provisions of Section 5. The portion of the equity award for which the performance condition is not deemed satisfied pursuant to this Section 4(b) will be forfeited. The effective date of the foregoing vesting credit and forfeiture will be the date of the Change of Control.

5.             Severance Benefits.

(a)           Involuntary Termination in Connection with a Change of Control.  If Executive’s employment with the Company terminates as a result of an Involuntary Termination on or at any time within twelve months (12) months after a Change of Control, or within three (3) months prior to a Change of Control, and Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company (the “Release”) within fifty (50) days following the later of the Change of Control or the Termination Date (or such shorter period as the Company may require), then Executive shall be entitled to the following severance benefits:

(i)            200% of the sum of Executive’s annual base salary (as in effect prior to any reduction that constitutes a basis for Involuntary Termination pursuant to this Agreement) plus annual target bonus as in effect on the Termination Date, payable in a lump sum on the date on which the Release becomes irrevocable (provided, however, that if any portion of such amount is subject to Section 409A of the Code as nonqualified deferred compensation, then payment shall be made on the sixtieth (60th) day following the later of the Termination Date or the Change of Control, subject to Section 7 below);

(ii)          any earned but unpaid annual bonus for any annual bonus period which had ended prior to the Termination Date, which amount shall be paid at such time as annual bonuses are paid to other senior executives of the Company;

(iii)          acceleration of the vesting and exercisability of 100% of Executive’s options, stock appreciation rights, restricted shares and stock units with respect to the Company or its successor, or the parent of either, to the extent outstanding on the Termination Date, and that are subject to vesting based only on Executive’s service over a specified time period, including any award converted from a performance-based award to a time-based award pursuant to Section 4 of this Agreement, or of any deferred compensation into which such stock options, stock appreciation rights, restricted shares or stock units were converted upon the Change of Control (the “Equity Awards”); provided, however, that notwithstanding any contrary term of the Equity Award agreement, if Executive is entitled to accelerated vesting (or if Executive’s performance-based Equity Awards become subject to the provisions of Section 4) as a result of an Involuntary Termination within three (3) months prior to a Change of Control: (x) the portion of the Equity Award subject to such accelerated vesting shall not be forfeited or terminated upon the Termination Date pending the Change of Control, (x) the accelerated vesting shall be deemed to take place immediately prior to the effective date of the Change of Control, and (y) the period within which the Equity Award may be exercised following the Termination Date, if applicable, will expire no less than one (1) month following the effective date of the Change in Control (but no later than the expiration of the term of the Equity Award); and

(iv)           if Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law (“COBRA”), then beginning in the month following the Termination Date (or if later, the date the Release becomes irrevocable, with a catch-up payment for payments deferred pending the irrevocability of the Release), Company will pay Executive’s monthly COBRA premium costs up to the monthly amount the Company was paying as the employer-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before the Termination Date, until the earlier of: (i) the end of the 24-month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage. The period of such company-paid COBRA continuation coverage shall be considered part of Executive’s (and Executive’s eligible dependents’) COBRA coverage entitlement period. Executive will be solely responsible for timely electing such continuation coverage for Executive and Executive’s eligible dependents. Any increase in the premium contribution and/or in the number of covered dependents by Executive during the period that Executive continues in the Company’s health insurance benefit plans or receives company-paid COBRA continuation coverage will be at Executive’s own expense.

(b)           Termination Apart from a Change of Control.  If Executive’s employment with the Company terminates as a result of an Involuntary Termination more than three (3) months prior to, or more than twelve (12) months after, a Change of Control, and Executive signs and does not revoke a Release within fifty (50) days following the Termination Date (or such shorter period as the Company may require), then Executive shall be entitled to the following severance benefits:

(i)            100% of the Executive’s annual base salary (as in effect prior to any reduction that constitutes a basis for Involuntary Termination pursuant to this Agreement), payable in three equal monthly installments on each one-month anniversary of the Termination Date, with the first installment deferred until the date on which the Release becomes irrevocable, if later (provided, however, that if any portion of such amount is subject to Section 409A of the Code as nonqualified deferred compensation, then such payment shall be made on the sixtieth (60th) day following the Termination Date), subject to Section 6 below, and the last installment payable no later than 2-1/2 months after the end of the year in which the Termination Date occurs; and provided further, however, that payment of each installment shall be subject to Executive’s availability to provide reasonable transition assistance to the Company;

(ii)          any earned but unpaid annual bonus for any annual bonus period which had ended prior to the Termination Date, which amount shall be paid at such time as annual bonuses are paid to other senior executives of the Company;

(iii)         acceleration of the vesting and exercisability of Executive’s Equity Awards as follows:

(1)       if Executive’s Involuntary Termination occurs before the one year anniversary of Executive commencing employment with the Company, then the unvested Equity Awards shall be accelerated with respect to any unvested shares subject to the Equity Award that would have vested as of the Termination Date if the Equity Award had been subject to monthly vesting (i.e. any vesting “cliff” applicable to the Equity Awards during such first twelve months shall be waived and monthly vesting will be applied through the Termination Date to all Equity Awards).

(2)       if Executive’s Involuntary Termination occurs after the one year anniversary of Executive commencing employment with the Company, then the unvested Equity Awards shall be accelerated with respect to 25% of Executive’s then unvested Equity Awards; and

(iv)           if Executive so elects and pays to continue health insurance under COBRA, then starting the next calendar month after the Termination Date (or if later, the date the Release becomes irrevocable, with a catch-up payment for reimbursements deferred pending the irrevocability of the Release), Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the employer-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before the Termination Date, until the earlier of: (i) the end of the 12-month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage. The period of such employer-reimbursed COBRA continuation coverage shall be considered part of Executive’s (and Executive’s eligible dependents’) COBRA coverage entitlement period. Executive will be solely responsible for timely electing such continuation coverage for Executive and Executive’s eligible dependents. Any increase in the premium contribution and/or in the number of covered dependents by Executive during the period that Executive continues in the Company’s health insurance benefit plans or receives company-paid reimbursement of COBRA premiums will be at Executive’s own expense.

(c)           Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date.  These payments shall be made promptly upon termination and within the period of time mandated by law.

6.             Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)           delivered in full or

(b)           delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

7.       Section 409A; Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no cash severance and no Company-paid health care coverage to which Executive otherwise becomes entitled under this Agreement shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date or (ii) the date of Executive’s death, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Executive shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period. Each installment payment under Section 5 shall be considered a separate payment for purposes of Code Section 409A.

8.             Successors.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Executive’s Successors.  Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.             Notices.

(a)           General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Notice of Termination.  Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder, subject to the requirements of Section 1(c).

10.           Arbitration.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

11.           Miscellaneous Provisions.

(a)           No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)           Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Integration.  This Agreement supersedes and replaces any prior agreements, representation or understandings, whether written, oral, express or implied, between Executive and the Company and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)            Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INPHI CORPORATION

	By:	/s/ John Edmunds
Name: John Edmunds
Title: Chief Financial Officer

EXECUTIVE:
/s/ Ford Tamer
Signature

Ford Tamer